Exhibit 99.1

Ethan Allen Reports First Quarter Results – Achieves Strong Earnings and Cash Growth

DANBURY, CT – November 4, 2019 – Ethan Allen Interiors Inc. (“Ethan Allen” or the “Company”) (NYSE: ETH) reported financial results for its first quarter ended September 30, 2019.

FIRST QUARTER FISCAL 2020 COMPARED TO FIRST QUARTER FISCAL 2019*

●	Diluted earnings per share (“EPS”) of $0.53. Adjusted diluted EPS increased 6.1% to $0.35 compared with $0.33.

●	Consolidated operating margin of 10.7% compared with 6.3%. Adjusted operating margin increased to 7.0%.

●	Consolidated net sales of $173.9 million; Retail net sales of $137.3 million; Wholesale net sales of $101.3 million.

●	Consolidated gross margin of 53.9% compared with 54.0%. Adjusted gross margin of 56.3%.

●	Cash of $45.9 million increased 120% from June 30, 2019.

●	Received $12.3 million on sale of Passaic, New Jersey facility.

●

Paid regular cash dividends of $5.1 million and increased quarterly cash dividend by 10.5% to $0.21 per share, highlighting continued commitment to returning value to shareholders and the strength of its balance sheet.

* See reconciliation of U.S. GAAP to adjusted key financial measures in the back of this press release

Farooq Kathwari, Ethan Allen’s Chairman, President and CEO commented, “While we have continued to have strong earnings and cash generation, we believe we have a major opportunity to further increase our profitability by increasing our sales and leveraging our more efficient vertically integrated structure. We continue to strengthen our talent, marketing, retail network, products, manufacturing, logistics and technology, while also maintaining our focus on good governance and social responsibility.”

Mr. Kathwari continued, “During October, we launched a major initiative — the Ethan Allen Member program. Those who enroll receive special members‐only pricing, complimentary interior design service, free shipping and white glove in‐home delivery, and in our U.S. design centers, access to special financing options. The membership program will benefit our clients, enable our team of about 1,500 North American interior designers and our vertically integrated operations to operate more efficiently with the opportunity to improve our operating margins. About 75% of our products are made in our North American workshops. The membership program was launched in October with a strong advertising campaign utilizing direct mail, television and digital mediums. We plan to continue with enhanced marketing as we move through our fiscal 2020 year under our new ‘We Make the American Home’ campaign designed to further amplify our design heritage and quintessential American brand identity.”

Mr. Kathwari further commented, “Today we also start our annual convention with interior designers and retail management from all over the world. They will get a first look at our upcoming introductions for spring 2020 including an upholstery brand aimed at younger customers and a modern take on farmhouse styles.”

“While our wholesale orders from China declined 38% mainly due to the imposition of tariffs by China, total wholesale orders excluding our China business increased 1%. Including the impact of decreased China orders, our total wholesale orders decreased 1.5% in the first quarter of fiscal 2020 compared with the same quarter last fiscal year. As expected, our contract business, driven by the GSA contract, had another strong quarter. We believe our new format of reporting wholesale orders booked through all channels provides a more holistic view of our business than our previous reporting approach focusing on the change in only the Company’s retail division written orders,” Mr. Kathwari concluded.

KEY FINANCIAL MEASURES*

(Condensed and Unaudited)
(In thousands, except per share data)	Three Months Ended
	September 30,
	2019	2018	% Change
Net sales	$173,921	$187,785	(7.4%)

GAAP gross profit	$93,794	$101,450	(7.5%)
Adjusted gross profit *	$97,934	$101,450	(3.5%)
GAAP gross margin	53.9%	54.0%
Adjusted gross margin *	56.3%	54.0%

GAAP operating income	$18,641	$11,799	58.0%
Adjusted operating income *	$12,213	$11,799	3.5%
GAAP operating margin	10.7%	6.3%
Adjusted operating margin *	7.0%	6.3%

GAAP Diluted EPS	$0.53	$0.33	60.6%
Adjusted Diluted EPS *	$0.35	$0.33	6.1%

Cash flows from operating activities	$23,396	$24,440	(4.3%)

* See reconciliation of U.S. GAAP to adjusted key financial measures in the back of this press release

FISCAL 2020 FIRST QUARTER FINANCIAL RESULTS

Consolidated

Net sales were $173.9 million compared with $187.8 million for the same prior year period, a decrease of 7.4%. Net sales during the just completed first quarter were negatively impacted by a $4.7 million decrease in consolidated international net sales from our combined retail and wholesale segments, which was primarily related to lower sales to China and in Canada due to the economic uncertainty surrounding international trade disputes and a challenging global economy. Net sales to China were 49.4% lower in the first quarter of fiscal 2020 compared with the same quarter last fiscal year.

Gross profit was $93.8 million compared with $101.5 million for the prior year period due to a decline in profit within the Company’s wholesale segment partially offset by slight growth within the retail segment. Wholesale gross profit in fiscal 2020 was negatively impacted by lower sales volume, partially offset by a change in product mix. Consolidated gross margin for the quarter was 53.9% compared with 54.0% for the prior year period. Retail sales, as a percentage of total consolidated net sales, was 78.9% compared with 77.3% in the prior year first quarter, which favorably impacted consolidated gross margin. Adjusted gross margin, which excludes restructuring activities from the previously announced plans to further optimize the Company’s manufacturing and logistics operations, was 56.3%. Restructuring charges totaling $4.1 million, which included the write off of inventory, unfavorable manufacturing variances and incremental freight and relocation costs, negatively impacted the Company’s fiscal 2020 gross margin by 240 basis points.

Operating expenses were $75.2 million or 43.2% of net sales compared with $89.7 million or 47.7% of net sales in the same prior year period. The decrease was primarily due to a gain of $11.5 million from the sale of the Passaic property during the first quarter of fiscal 2020. The gain on the sale was reported in the wholesale segment within restructuring charges. In addition to the gain on the sale, operating expenses were lower in the first quarter of fiscal 2020 due to lower retail depreciation expense and lower wholesale distribution costs from a lower volume of shipments.

Operating income was $18.6 million or 10.7% of net sales compared with operating income of $11.8 million or 6.3% of net sales in the prior year period. Adjusted operating income was $12.2 million or 3.5% higher than last year due to lower depreciation expense and a decrease in wholesale distribution costs partially offset by lower net sales.

Income tax expense was $4.6 million in the current year first quarter compared with $2.9 million a year ago. The effective rate in the current first quarter was 24.4% compared with 24.9% last year.

Diluted EPS was $0.53 per diluted share compared with $0.33 per diluted share in the prior year comparable period. The gain on the sale of the Passaic property partially offset with other fiscal 2020 restructuring activities and corporate actions increased diluted EPS by $0.18. Adjusted diluted EPS of $0.35 in the current year first quarter represents 6.1% of growth over the prior year first quarter and was driven by improved gross margin and cost containment efforts.

Wholesale Segment

Net sales of $101.3 million compared with $118.1 million in the prior year quarter, a decrease of 14.2%. The lower net sales were primarily due to a decline in sales to China and the Company’s North American retail network. Partially offsetting these declines was growth in contract sales, which grew $4.5 million year over year.

Wholesale orders booked, which represents orders booked through all of the Company’s channels, was down 1.5% compared with the same quarter last fiscal year. Wholesale orders from China declined 37.6% from a year ago mainly due to the imposition of tariffs by China and the economic uncertainty surrounding the international trade disputes. Excluding orders from China, total wholesale orders increased 0.7%, which was driven by continued growth in the Company’s contract business, including the GSA contract.

Operating income increased 18.3% to $16.9 million compared with $14.3 million for the prior year period due to the gain on the sale of the Passaic property partially offset by restructuring actions. Adjusted wholesale operating income decreased 27.7% largely due to lower sales volume.

Retail Segment

Net sales were $137.3 million compared with $145.2 million in the prior year comparable period, a decrease of 5.5%. There was a 5.3% decrease in net sales in the U.S., while net sales from the Canadian design centers decreased 10.8% due to softer order trends as consumers have been cautious with discretionary spending. There were 145 Company operated design centers at the end of the first quarter of fiscal 2020, two less than the 147 in the prior year period.

Operating income was $1.6 million, or 1.1% of net sales in the first quarter of fiscal 2020 compared with a loss of $1.6 million for the prior year period. Growth in operating income was driven by an improvement in gross margin in the current quarter partially offset by lower sales. The main factor contributing to the overall margin increase stems from improved retail price and promotion optimization.

Balance Sheet and Cash Flow

Total cash and cash equivalents of $45.9 million increased $25.1 million from June 30, 2019. Cash provided by operations totaled $23.4 million and $11.6 million in proceeds from the sale of the Company’s Passaic, New Jersey property were partially offset by the payment of $5.1 million in cash dividends and capital expenditures of $3.4 million.

Inventories of $151.4 million decreased $11.0 million from the balance of $162.4 million at June 30, 2019. During the first quarter of fiscal 2020 the Company recorded a non-cash charge of $3.1 million related to the write-down and disposal of certain slow moving and discontinued inventory items. The non-cash inventory write-down was recorded in the consolidated statement of comprehensive income within the wholesale segment in the line item Cost of Sales.

Capital expenditures were $3.4 million, an increase of $0.6 million compared to the $2.8 million spent a year ago. In fiscal 2020, approximately 66% of the Company’s capital expenditures related to retail design center improvements with the remaining 34% for new machinery and computer equipment.

Cash Dividends paid totaled $5.1 million, consistent with the year ago first quarter.

OPTIMIZATION OF MANUFACTURING AND LOGISTICS

During the first quarter of fiscal 2020, the Company continued with its previously announced optimization project as it converted the Old Fort, North Carolina facility into a distribution center and expanded its existing Maiden, North Carolina manufacturing campus while finalizing severance and other exit costs associated with its case goods operations. In connection with the foregoing first quarter fiscal 2020 initiatives, the Company recorded pre-tax restructuring and other exit charges totaling $1.7 million, consisting of $1.1 million in manufacturing variances associated with the closing of the Passaic property and the repurposing of the Old Fort case goods manufacturing operations, $0.4 million in employee severance and other payroll and benefit costs, and $0.2 million of other exit costs. The manufacturing overhead variances of $1.1 million were recorded within Cost of Sales with the remaining $0.6 million recorded within the line item Restructuring and impairment charges (gains) in the consolidated statements of comprehensive income.

As part of the optimization plans, the Company completed the sale of its Passaic property in September 2019 to an independent third party. As a result of the sale, the Company’s wholesale segment recognized a pre-tax gain of $11.5 million in the first quarter of fiscal 2020, which was recorded within the line item Restructuring and impairment charges (gains) in the consolidated statements of comprehensive income.

DIVIDEND INCREASE

On July 25, 2019, the Company announced that its Board of Directors had declared a regular quarterly cash dividend of $0.21 per share, which was payable to shareholders of record as of October 10, 2019, and was paid on Friday, October 25, 2019. The $0.21 per share dividend, a 10.5% increase, reflects the continued strengthening of the Company’s balance sheet.

LEASES

In February 2016, the FASB issued accounting standards update (“ASU”) 2016-02, Leases (Topic 842), an update related to accounting for leases. The main difference between ASU 2016-02 and previous U.S. GAAP is the recognition of lease assets and lease liabilities by lessees on the balance sheet for those leases classified as operating leases under previous U.S. GAAP. As a result, the Company recognized a liability representing its lease payments and a right-of-use asset representing its right to use the underlying asset for the lease term on the balance sheet.

The Company adopted ASU 2016-02 as of July 1, 2019 using the modified retrospective method and have not restated comparative periods. Upon adoption the Company recognized operating lease assets of $129.7 million and operating lease liabilities of $149.7 million on its consolidated balance sheet. In addition, $20.0 million of deferred rent and various lease incentives, which were reflected as other long-term liabilities as of June 30, 2019, were reclassified as a component of the right-of-use assets upon adoption. The Company also recognized a cumulative adjustment as of July 1, 2019, which decreased opening retained earnings by $1.6 million due to the impairment of certain right-of-use assets. The adoption of the new standard did not have a material impact on the consolidated statements of operations or cash flows for the three months ended September 30, 2019.

CONFERENCE CALL

Ethan Allen will host an analyst conference call today, November 4, 2019 at 5:00 PM (Eastern Time) to discuss its financial results. The analyst conference call will be webcast live from the “Events and Presentations” page at http://www.ethanallen.com/investors. The following information is provided for those who would like to participate:

●     U.S. Participants:                 844-822-0103

●     International Participants:    614-999-9166

●     Conference passcode:           9079098

An archived recording of the call will be made available for at least 60 days on the Company’s website referenced above.

ABOUT ETHAN ALLEN

Ethan Allen Interiors Inc. (NYSE: ETH) is a leading interior design company and manufacturer and retailer of quality home furnishings. The Company offers complimentary interior design service to its clients and sells a full range of furniture products and decorative accessories through ethanallen.com and a network of approximately 300 design centers in the U.S. and abroad. Ethan Allen owns and operates nine manufacturing facilities including six manufacturing plants in the U.S. plus two plants in Mexico and one in Honduras. Approximately 75% of its products are made in its North American plants. For more information on Ethan Allen's products and services, visit www.ethanallen.com.

Investor / Media Contact:

Corey Whitely
Executive Vice President, Administration, Chief Financial Officer and Treasurer
IR@ethanallen.com

ABOUT NON-GAAP FINANCIAL MEASURES

This press release is intended to supplement, rather than to supersede, the Company's consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). In this press release the Company has included financial measures that are not prepared in accordance with GAAP. The Company uses non-GAAP financial measures including adjusted gross profit and margin, adjusted operating income and margin, adjusted net income, and adjusted diluted EPS (collectively “non-GAAP financial measures”). The Company computes these non-GAAP financial measures by adjusting the comparable GAAP measure to remove the impact of certain charges and gains and the related tax effect of these adjustments. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial measures presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. A reconciliation of the non-GAAP financial measures to the most directly comparable financial measure reported in accordance with GAAP is provided at the end of this press release.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which represent management's beliefs and assumptions concerning future events based on information currently available to the Company relating to its future results. Such forward-looking statements are identified in this press release and the related webcasts, conference calls and other related discussions or documents incorporated herein by reference by use of forward-looking words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “may,” “continue,” “project,” “target,” “outlook," "forecast," “guidance," and similar expressions and the negatives of such forward-looking words. These forward-looking statements are subject to management decisions and various assumptions about future events and are not guarantees of future performance. Actual results could differ materially from those anticipated in the forward-looking statements due to a number of risks and uncertainties including, but not limited to the following: a volatile retail environment and changing economic conditions may further adversely affect consumer demand and spending; global and local economic uncertainty may materially adversely affect manufacturing operations or sources of merchandise and international operations; disruptions of supply chain; changes in U.S. trade and tax policy; competition from overseas manufacturers and domestic retailers; failure to successfully anticipate or respond to changes in consumer tastes and trends in a timely manner; ability to maintain and enhance the Ethan Allen brand; the number of manufacturing and logistics sites may increase exposure to business disruptions and could result in higher transportation costs; fluctuations in the price, availability and quality of raw materials could result in increased costs or cause production delays; current and former manufacturing and retail operations and products are subject to increasingly stringent environment, health and safety requirements; the use of emerging technologies as well as unanticipated changes in the pricing and other practices of competitors; reliance on information technology systems to process transactions, summarize results, and manage its business and that of certain independent retailers; disruptions in both primary and back-up systems; product recalls or product safety concerns; successful cyber-attacks and the ability to maintain adequate cyber-security systems and procedures; loss, corruption and misappropriation of data and information relating to customers; loss of key personnel; additional asset impairment charges that could reduce profitability; access to consumer credit could be interrupted as a result of conditions outside of the Company’s control; its ability to locate new design center sites and/or negotiate favorable lease terms for additional design centers or for the expansion of existing design centers; changes to fiscal and tax policies; its operations present hazards and risks which may not be fully covered by insurance; and possible failure to protect its intellectual property.

Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Many of these factors are beyond the Company’s ability to control or predict. These forward-looking statements speak only as of the date of this press release. Other than as required by law, the Company undertakes no obligation to update or revise its forward-looking statements, whether because of new information, future events, or otherwise. Accordingly, actual circumstances and results could differ materially from those contemplated by the forward-looking statements.

Ethan Allen Interiors Inc.
Selected Financial Data
(Unaudited)
($ in millions, except per share data)

Selected Consolidated Financial Data

	Three Months Ended September 30,
	2019	2018
Net sales	$173.9	$187.8
Gross margin	53.9%	54.0%
Adjusted gross margin	56.3%	54.0%
Operating income	$18.6	$11.8
Adjusted operating income *	$12.2	$11.8
Operating margin	10.7%	6.3%
Adjusted operating margin *	7.0%	6.3%
Net income	$14.1	$8.8
Adjusted net income *	$9.3	$8.8
Effective tax rate	24.4%	24.9%
Diluted EPS	$0.53	$0.33
Adjusted diluted EPS *	$0.35	$0.33
Cash flows from operating activities	$23.4	$24.4
Capital expenditures	$3.4	$2.8
Cash dividends paid	$5.1	$5.1

Selected Financial Data by Segment

	Three Months Ended September 30,
Retail	2019	2018
Net sales	$137.3	$145.2
Gross margin	46.8%	44.2%
Operating margin	1.1%	(1.1% )
Adjusted operating margin *	1.2%	(1.1% )

Wholesale
Net sales	$101.3	$118.1
Gross margin	29.0%	32.4%
Adjusted gross margin *	33.1%	32.4%
Operating margin	16.7%	12.1%
Adjusted operating margin *	10.2%	12.1%

* See reconciliation of U.S. GAAP to adjusted key financial measures in the back of this press release

Ethan Allen Interiors Inc.
Consolidated Statements of Comprehensive Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,
	2019	2018
Net sales	$173,921	$187,785
Cost of sales	80,127	86,335
Gross profit	93,794	101,450
Selling, general and administrative expenses	86,010	89,651
Restructuring and impairment charges (gains)	(10,857)	-
Operating income	18,641	11,799
Interest income, net of interest (expense)	19	(27)
Income before income taxes	18,660	11,772
Income tax expense	4,554	2,932
Net income	$14,106	$8,840

Per share data
Basic earnings per common share:
Net income per basic share	$0.53	$0.33
Basic weighted average common shares	26,713	26,539

Diluted earnings per common share:
Net income per diluted share	$0.53	$0.33
Diluted weighted average common shares	26,750	26,940

Comprehensive income
Net income	$14,106	$8,840
Other comprehensive income (loss), net of tax
Foreign currency translation adjustments	(499)	1,247
Other	(7)	(26)
Other comprehensive income (loss), net of tax	(506)	(1,221)
Comprehensive income	$13,600	$10,061

Ethan Allen Interiors Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	September 30,	June 30,
Assets	2019	2019
Current assets:
Cash and cash equivalents	$45,876	$20,824
Accounts receivable, net	12,345	14,247
Inventories, net	151,421	162,389
Prepaid expenses and other current assets	23,189	18,830
Total current assets	232,831	216,290

Property, plant and equipment, net	244,574	245,246
Goodwill	25,388	25,388
Intangible assets	19,740	19,740
Operating lease right-of-use assets	127,837	0
Deferred income taxes	2,060	2,108
Other assets	1,469	1,579
Total ASSETS	$653,899	$510,351

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$29,020	$35,485
Customer deposits	65,195	56,714
Accrued compensation and benefits	22,508	21,327
Short-term debt	0	550
Current operating lease liabilities	30,662	0
Other current liabilities	12,514	8,750
Total current liabilities	159,899	122,826

Long-term debt	0	516
Operating lease liabilities, long-term	119,235	0
Deferred income taxes	1,037	1,069
Other long-term liabilities	3,225	22,011
Total LIABILITIES	$283,396	$146,422

Shareholders' equity
Ethan Allen Interiors Inc. shareholders' equity	$370,447	$363,866
Noncontrolling interests	56	63
Total shareholders' equity	$370,503	$363,929
Total LIABILITIES AND SHAREHOLDERS’ EQUITY	$653,899	$510,351

Ethan Allen Interiors Inc.
Design Center Activity
(Unaudited)

		Company
Retail Design Center location activity	Independent	Owned	Total
Balance at June 30, 2019	158	144	302
New locations	3	4	7
Closures	(4)	(4)	(8)
Transfers	(1)	1	0
Balance at September 30, 2019	156	145	301
Relocations (included within new and closures)	0	3	3

U.S.	38	139	177
International	118	6	124

Reconciliation of U.S. GAAP Results to Adjusted Financial Measures

To supplement the financial measures prepared in accordance with generally accepted accounting principles in the U.S., or U.S. GAAP, the Company uses non-GAAP financial measures including adjusted gross profit and margin, adjusted operating income, adjusted retail operating income and margin, adjusted wholesale operating income and margin, adjusted net income and adjusted diluted earnings per share. The reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in tables below.

These non-GAAP measures are derived from the consolidated financial statements but are not presented in accordance with U.S. GAAP. The Company believes these non-GAAP measures provide a meaningful comparison of its results to others in its industry and prior year results. Investors should consider these non-GAAP financial measures in addition to, and not as a substitute for, its financial performance measures prepared in accordance with U.S. GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of the business as determined in accordance with U.S. GAAP. Other companies may calculate similarly titled non-GAAP financial measures differently than the Company does, limiting the usefulness of those measures for comparative purposes.

Despite the limitations of these non-GAAP financial measures, the Company believes these adjusted financial measures and the information they provide are useful in viewing its performance using the same tools that management uses to assess progress in achieving its goals. Adjusted measures may also facilitate comparisons to our historical performance.

The following tables below show a reconciliation of non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures.

(Unaudited)
(In thousands, except per share data)	Three Months Ended
	September 30,
	2019	2018	% Change
Consolidated Adjusted Gross Profit / Gross Margin
GAAP Gross profit	$93,794	$101,450	(7.5% )
Adjustments (pre-tax) *	4,140	0
Adjusted gross profit *	$97,934	$101,450	(3.5% )
Adjusted gross margin *	56.3%	54.0%

Consolidated Adjusted Operating Income / Operating Margin
GAAP Operating income	$18,641	$11,799	58.0%
Adjustments (pre-tax) *	(6,428)	0
Adjusted operating income *	$12,213	$11,799	3.5%

Consolidated Net sales	$173,921	$187,785	(7.4% )
GAAP Operating margin	10.7%	6.3%
Adjusted operating margin *	7.0%	6.3%

Consolidated Adjusted Net Income / Diluted EPS
GAAP Net income	$14,106	$8,840	59.6%
Adjustments, net of tax *	(4,853)	0
Adjusted net income	$9,253	$8,840	4.7%
Diluted weighted average common shares	26,750	26,940
GAAP Diluted EPS	$0.53	$0.33	60.6%
Adjusted diluted EPS *	$0.35	$0.33	6.1%

Wholesale Adjusted Operating Income / Operating Margin
Wholesale GAAP operating income	$16,928	$14,315	18.3%
Adjustments (pre-tax) *	(6,576)	0
Adjusted wholesale operating income *	$10,352	$14,315	(27.7% )

Wholesale net sales	$101,329	$118,072	(14.2% )
Wholesale GAAP operating margin	16.7%	12.1%
Adjusted wholesale operating margin *	10.2%	12.1%

Retail Adjusted Operating Income / Operating Margin
Retail GAAP operating income	$1,564	$(1,559)	200.3%
Adjustments (pre-tax) *	148	0
Adjusted retail operating income *	$1,712	$(1,559)	209.8%

Retail net sales	$137,266	$145,214	(5.5% )
Retail GAAP operating margin	1.1%	(1.1% )
Adjusted retail operating margin *	1.2%	(1.1% )

* Adjustments to reported U.S. GAAP financial measures including gross profit and margin, operating income and margin, net income, and diluted EPS have been adjusted by the following:

(Unaudited)	Three Months Ended
(In thousands)	September 30,
	2019	2018
Inventory write-downs and manufacturing overhead costs	$4,140	$0
Adjustments to gross profit	$4,140	$0

Restructuring charges, including inventory write-downs (wholesale)	$4,771	$0
Gain on sale of Passaic, New Jersey property (wholesale)	(11,497)	0
Other professional fees incurred (wholesale)	150	0
Retail acquisition costs and other restructuring charges (retail)	148	0
Adjustments to operating income	$(6,428)	$0
Adjustments to income before income taxes	$(6,428)	$0
Related income tax effects (1)	1,575	0
Adjustments to net income	$4,853	$0

(1)	Calculated using a tax rate of 24.4% in fiscal 2020 and 24.5% in fiscal 2019.